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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-87333
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American Business Financial Services
Investment Notes:

Prospectus Supplement Dated
December 29, 1999
 .35% Preferred Bonus

                 ABFS Celebrates With A Bonus Rate For Investors
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       TERM            RATE          ANNUAL YIELD*         BONUS        BONUS RATE         BONUS YIELD*
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
      3-5 mos.         7.50%             7.78%             +.35            7.85%               8.16%
     6-11 mos.         8.75%             9.14%             +.35            9.10%               9.52%
    12-17 mos.         9.35%             9.80%             +.35            9.70%              10.18%
    18-23 mos.         9.50%             9.96%             +.35            9.85%              10.35%
    24-29 mos.         9.75%            10.24%             +.35           10.10%              10.62%
    30-35 mos.         9.85%            10.35%             +.35           10.20%              10.73%
    36-47 mos.        10.10%            10.62%             +.35           10.45%              11.01%
    48-59 mos.        10.45%            11.01%             +.35           10.80%              11.40%
    60-83 mos.        11.25%            11.90%             +.35           11.60%              12.29%
   84-119 mos.        11.35%            12.01%             +.35           11.70%              12.41%
      120 mos.        11.60%            12.29%             +.35           11.95%              12.69%

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                      Minimum for Investment Notes $1,000.

                   Ask about our rates for larger investments

                Please call (800) 776-4001 for more information

                                  [ABFS LOGO]


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
--------------------------------------------------------------------------------           BalaPointe Office Centre
AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).             111 Presidential Boulevard
--------------------------------------------------------------------------------            Bala Cynwyd, PA  19004
American Business Financial Services, Inc. is a publicly traded Company (NASDAQ:
ABFI). An offer can only be made by the Prospectus dated October 15, 1999,                      2255 Glades Road
delivered in conjunction with this Rate Supplement dated December 29, 1999. See                    Suite 311E
"Risk Factors" in the Prospectus for a discussion of certain factors which                     Boca Raton, FL 33431
should be considered in connection with an investment in the Notes. Interest is
compounded daily based on a 365-day year. *The Effective Annual Yield assumes               2425 East Camelback Road
all interest remains invested for 365 days. Rates are subject to change.                           Suite 1065
Subordinated Investment Notes represent obligations of the Company and are                     Phoenix, AZ 85016
not certificates of deposit or insured by the FDIC or any governmental or
private entity. This announcement is neither an offer to sell nor a solicitation               www.abfsonline.com
of an offer to buy Subordinated Investment Notes. This offer is made by prospectus only. The rates are available through February 28, 2000. These rates are available to residents of the following states: AL, AK, CO, CT, DE, GA, ID,
IA, KS, KY, LA, MD, MA, MS, MO, MT, NE, NV, NJ, NM, NY, NC, ND, OK, OR, PA, RI,
SC, SD, TN, UT, WA, WI, WY.
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